Exhibit 5.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
April 27, 2023

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I have acted as General Counsel for FMC Corporation, a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) relating to the registration of 5,000,000 shares (the “Shares”) of Common Stock of the Company, par value $0.10 per share (the “Common Stock”), which may be issued by the Company pursuant to the FMC Corporation 2023 Incentive Stock Plan (as amended, the “Plan”). The Shares do not include any shares of Common Stock that were previously issuable under the FMC Corporation Incentive Compensation and Stock Plan, as amended and restated on April 25, 2017 (the “2017 Plan”), which became issuable (or which may in the future become issuable) under the Plan and are no longer issuable under the 2017 Plan (collectively, the “Excess Shares and Rollover Shares”). The Excess Shares and Rollover Shares are the subject of a Post-Effective Amendment to Form S-8 Registration Statements being filed on or about the date hereof, which includes a separate legal opinion covering such shares.
As a basis for my opinion set forth below, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement, including the exhibits thereto, (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Restated By-Laws of the Company, as currently in effect; (iv) the Plan; (v) resolutions of the Company’s Board of Directors relating to, among other things, the reservation for issuance of the Shares of Common Stock under the Plan, the filing of the Registration Statement and the approval of the Plan, and (vi) such other documents as I have deemed appropriate in rendering this opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the authenticity of all documents submitted to me as copies of originals. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
My opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws and the federal securities laws, each as in effect on the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinion expressed herein after the date hereof.
Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is my opinion that the Shares of Common Stock being offered under the Plan, when issued by the Company in the manner provided for under the Plan, will be legally issued, fully paid and nonassessable.
This opinion is being furnished to you solely for submission to the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without, in each instance, my prior written consent.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Michael F. Reilly
Michael F. Reilly, Executive Vice President, General Counsel and Secretary